Exhibit 10.4

Vicki L. Bassage

Management Continuity Agreement

Dated: August 19, 2014

MANAGEMENT CONTINUITY AGREEMENT

This Management Continuity Agreement (“Agreement”) is entered into this 19th day of August, 2014 between Monarch Community Bank, a Michigan state chartered bank (the “Bank”), and Vicki L. Bassage (“Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed by the Bank, as its Executive Vice President, Chief Talent and Customer Experience; and

WHEREAS, the Bank desires to provide certain security to Executive in connection with a change in control of the Bank, or its parent corporation, Monarch Community Bancorp, Inc. (the “Company”);

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Definition of Change in Control; Change in Control Period

1.1 Change in Control. For purpose of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if:

(A) any person (as such term is defined in Section 13(d) or 14(d) of the 1934 Act) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company; or

(B) within a one year period, the individuals who were members of the Board of Directors of the Company on the Effective Date (the “Current Board Members”) cease for any reason (other than the reasons specified in Subsection 1.1(D) below) to constitute a majority of the Board of the Company or its successor; however, if the election or the nomination for election of any new director of the Company or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this Section 1.1(B), be considered a Current Board Member; or

(C) the Company’s shareholders approve (1) a merger or consolidation of the Company and the shareholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of the Company immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(D) Notwithstanding the foregoing Sections 1.1(A), (B) and (C), a Change in Control will not be deemed to have occurred: (1) solely because more than 50% of the combined voting power of the then outstanding voting securities of the Company are acquired by (a) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of Company or any of its Subsidiaries, (b) any person pursuant to the will or trust of any existing shareholder of the Company, or who is a member of the immediate family of such shareholder, or (c) any corporation which, immediately prior to or following such acquisition, is owned directly or indirectly by persons who were shareholders of the Company immediately prior to the acquisition in the same proportion as their ownership of stock in the Company immediately prior to such acquisition; or (2) if the Executive agrees in writing that the transaction or event in question does not constitute a Change in Control for the purposes of this Plan; or (3) unless the event described in this definition of “Change in Control” also constitutes a change in the ownership or effective control pursuant to Code Section 409A-3(i)(5) and the regulatory guidance promulgated thereunder.

1.2 Change in Control Period. The Change-in-Control Period shall mean the period commencing on the date of a Change in Control and ending on the twelve (12) month anniversary of the date thereof.

Section 2. Obligations of the Bank upon Termination.

2.1 Other than for Cause, Death, Disability or by Executive without Good Reason. If, during the Change-in-Control Period, Executive’s employment is terminated by the Company or the Bank other than for Cause (as hereinafter defined), Death, Disability (as hereinafter defined), or if Executive terminates her employment for Good Reason (as hereinafter defined), Executive shall receive:

(A) within thirty (30) days following date Executive’s employment terminates, the Bank shall make a lump sum payment to Executive equal to one (1) times her annual base salary or if greater, one (1) times Executive’s her base salary in effect immediately prior to the Change in Control; plus

(B) Executive and Executive’s family shall continue to be provided, at the expense of the Bank, continuing health care coverage under health care programs in effect immediately prior to the Change in Control (or health care programs substantially similar thereto) for a period of twelve (12) months after the date of termination, provided that, if such benefit is subject to the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) then any period of continuation hereunder shall be credited against the continuation rights under COBRA and Executive will be required to complete all COBRA election and other forms.

(C) Executive shall be entitled to keep the following items of personal property being used by Executive at the time of a termination of employment described in Section 2.1:

(1)	Laptop computers; and

(2)	iPads.

Prior to delivering the above devices to Executive, the Bank shall be entitled to remove any information from them that the Bank reasonably determines constitutes confidential information that is property of the Bank.

Notwithstanding the foregoing, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

2.2 Cause; Death; Disability. If Executive’s employment is terminated by reason of Death, Disability or by the Executive without Good Reason during the Change-in-Control Period, this Agreement shall terminate without further obligation to Executive or her legal representatives other than the obligation to pay to Executive her annual base salary through the date of termination and to provide Executive any other benefits which have accrued prior to the date of termination.

2.3 Cause. If Executive’s employment shall be terminated for Cause during the Change-in-Control Period, this Agreement shall terminate without further obligations to Executive.

Section 3. Definitions.

3.1 Cause. For purposes of this Agreement, Cause shall mean termination due to Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or to follow one or more specific written directives of the Board, reasonable in nature and scope, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement (which is not cured within thirty (30) days after its occurrence and notice to Executive). Any determination of “Cause” as defined by this Section 3.1 shall be determined by a majority vote of the Board of Directors of the Bank.

3.2 Disability. “Disability” shall have the meaning as such term has under the Bank’s Long-Term Disability Plan.

3.3 Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events which have not been consented to in advance by Executive in writing:

(A) if Executive would be required by the Bank to move her personal residence or perform her principal executive functions more than twenty-five (25) miles from Executive’s primary office as of the date immediately prior to the Effective Date;

(B) if the Bank should fail to maintain Executive’s base salary or fail to maintain employee benefits plans or arrangements generally comparable to those in place as of the date immediately prior to the Change in Control, except to the extent that such reduction in employee benefit plans is part of an overall adjustment in benefits for all employees of the Company or the Bank; or

(C) a material diminution in the Executive’s duties and responsibilities or an adverse change in the organization chart or in the seniority of the individual (or Board, where applicable to whom the Executive shall report; or

(D) a material diminution in the Executive’s duties and responsibilities or an adverse change in the organization chart or in the seniority of the individual (or Board, where applicable) to whom the Executive shall report.

The preceding events shall only provide the basis for “Good Reason” if Executive provides notice of such events within one hundred twenty (120) days of their occurrence in the manner required by Section 5.1 of this Agreement and, within thirty (30) days after receiving notice, the Bank fails to remedy the condition.

Section 4. Excise and Other Tax Ramifications.

4.1 Reduction in Excess Parachute Payments Tax Ramifications. In the event it shall be determined that any payment made hereunder or pursuant to any other plan following a Change in Control (whether paid or payable pursuant to the terms of this Agreement) would be subject to the excise tax imposed in Section 4999 of the Internal Revenue Code of 1986 (the “Code”), then payments pursuant to this Agreement or payments under any other agreement or plan that are treated as being contingent upon a change in control under Section 280G of the Code shall be reduced to the maximum amount that may be paid to Executive or for her benefit without any such payment constituting a “parachute payment,” as defined by Section 280G of the Code. The determination of the maximum amount payable to Executive or for her benefit shall be made by an accounting firm mutually acceptable to Executive and the Bank, and unless Executive directs otherwise, payments that are considered to be partially contingent upon a change in control shall be the last payments to be reduced.

4.2 Section 162(m). Should payments be precluded from deduction by the Bank under Section 162(m) of the Code, the Bank may defer until the first day, in no event later than March 15, of the tax year following the year in which determination is made that payments will be non-deductible under 162(m) (the “Determination Year”) only those amounts necessary to maintain the tax deductibility of compensation paid to Executive in the Determination Year.

Section 5. Administration of the Agreement.

5.1 Notice of Termination. Any termination by the Bank or by Executive shall be communicated by a written notice to the other party hereto and shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon by the party, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision indicated and the date of termination.

5.2 Date of Termination. The date of termination shall mean:

(A) if Executive’s employment is terminated by the Company or the Bank other than for Death or Disability, the date of termination shall be the date on which the Company or the Bank notifies Executive of the termination;

(B) if Executive’s employment is terminated by reason of Death or Disability, the date of termination shall be the date of Executive’s Death or Disability; and

(C) if Executive terminates employment voluntarily or for Good Reason, the date of termination shall be the date on which the Executive gives notice of such termination to the Bank.

Section 6. Arbitration.

(A) In the event of dispute under this Agreement, the parties agree pursuant to MCLA 600.5001; MSA 27A.5001, et seq., to binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration of the dispute is made, with the place of arbitration being Coldwater, Michigan. The prevailing party in any such arbitration shall be entitled to recover from the other party all expenses for attorneys, fees and costs incurred by the prevailing party in conjunction with the arbitration proceedings. The decision and award of the arbitrator made under the AAA rules shall be exclusive, final and binding on all parties, their heirs, representatives, affiliates, successors and assigns. It is further agreed that any arbitration award may be certified to the Branch County Circuit Court which shall render a judgment upon the award made pursuant to said arbitration;

(B) Limited civil discovery shall be permitted for the production of documents and the taking of depositions, provided, however, that no party is permitted to take the deposition of more than three witnesses except by agreement of the other party or upon order of the arbitrator pursuant to the motion of a party. Subject to the foregoing limitations, discovery shall be conducted in accordance with the Michigan Court Rules with any enforcement issues resolved by the arbitrator;

(C) The arbitration and all proceedings, discovery and any award of the arbitrator, are confidential. Neither the parties nor the arbitrator shall disclose any information gained during the course of the arbitration or any person or entity who is not a party to the arbitration unless permitted by law. Attendance at the arbitration shall be limited to the parties, counsel and those called as witnesses; and

(D) Executive and the Bank acknowledge that each has had the opportunity to consult with counsel of choice before signing this agreement, and Executive and the Bank each hereby knowingly and voluntarily, without coercion, WAIVES ALL RIGHTS TO TRIAL BY JURY or all disputes between them and instead agrees to binding arbitration.

Section 7. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank. Since the Executive’s services are the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating her rights or duties hereunder without first obtaining the written consent of the Bank.

Section 8. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

Section 9. Applicable Law. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Michigan, except to the extent that Federal law shall be deemed to apply.

Section 10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

Section 11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, provided that all notices to the Bank be addressed to:

Corporate Secretary

Monarch Community Bank

375 North Willowbrook Road

Coldwater, MI 49036

and if to Executive:

Vicki L. Bassage

26 West Pierce Street

Coldwater, MI 49036

Section 12. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive or benefits (including retirement benefits) provided to Executive as the result of employment by another employer after the Change in Control.

Section 13. Termination of Agreement. The Agreement shall continue until, and terminate, one (1) year from the date hereof; provided, however, that the Agreement shall be renewed automatically for subsequent one (1) year periods unless the Board of Directors of the Bank, by resolution duly adopted at least three (3) months prior to the end of the first one (1) year period or of any subsequent one (1) year period, indicates that the Agreement shall not be renewed. Further, if a Change in Control occurs during the term of the Agreement, the Agreement shall continue until the Bank shall have fully performed all of its obligations hereunder.

Section 14. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter herein described and shall supersede any prior Agreements between the parties or between the Executive and the Company on such matters, including, by way of example and not limitation, the Management Continuity Agreement between the Executive and the Company dated December 16, 2004.

Section 15. Compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the executive is considered a Specified Employee as of her employment termination as determined pursuant to Section 409A of the Internal Revenue Code (Section 409A”), payments of any amount under this Agreement that are considered deferred compensation under Section 409A and that are to be made upon termination of employment may not, to the extent required by Section 409A, commence to Executive until the six month anniversary of the date that Executive’s employment with the Bank terminates and the first payment to Executive shall be a lump sum payment of the amount that would have otherwise been payable to Executive had a delay in payment not been required pursuant to Section 409A. The remainder of the payments, if any, to Executive will be made in accordance with the Bank’s or its successor’s regular payroll practices then in effect. The parties intend, however, that the amounts payable pursuant to Section 2.1(A) and 2.1(C) of this Agreement shall be exempt from Section 409A as either a separation pay arrangement under Treas. Reg. 1.409A-1(b)(9) or a short term deferral of compensation under 1.409A-1(b)(4). If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

MONARCH COMMUNITY BANK

By:	/s/ Richard J. DeVries
Richard J. DeVries
Its:	President & CEO

EXECUTIVE

/s/ Vicki L. Bassage
Vicki L. Bassage